Exhibit 99.1

HOWARD SAFIR RESIGNS

BLASTGARD INTERNATIONAL’S BOARD OF DIRECTORS

CLEARWATER FL — July 3, 2006 — BlastGard International, Inc. (OTCBB: BLGA), the creator of blast mitigation products and services, today announced that Howard Safir resignation from the Company’s Board of Directors. As of July 1, 2006, Mr. Howard Safir resigned from the Company’s Board of Directors due to demands of his numerous business and personal commitments and is no longer able to fulfill his fiduciary responsibilities as a Board member.

BlastGard’s CEO and Chairman, James Gordon, stated, “Mr. Safir is CEO of the November Group, which has been engaged by BlastGard. The November Group will work with the Company: to develop and assist in the implementation of a market penetration strategy in order to enable the Company to meet its objectives with respect to the U.S. marketplace; to assist the Company in developing and sustaining a systematic effort to bring BlastGard technology to the attention of key decision-makers in the Department of Defense, the Department of Homeland Security, New York City Police, Fire and Emergency Services, FBI and other Police/Fire Organizations in the USA; and to provide assistance in identifying and developing teaming or partnering opportunities for the Company. We are grateful for Mr. Safir’s valuable input and service this past year as a Board member and look forward to his continued expertise and efforts through our relationship with the November Group.”

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company’s patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company’s emergence even more important. The Company’s core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company’s ability to market its products; the Company’s ability to obtain additional funding; the Company’s ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company’s stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:	Investor Relations Contact:
BlastGard International, Inc.	The Investor Relations Group
Michael J. Gordon	Antima “Taz” Sadhukhan or Michael Crawford
(727) 592-9400	(212) 825-3210

Media Contact:
Mike Graff
(212) 825-3210